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 LOGO                                  One Financial Center
                                       Boston, MA 02111
March 20, 2018

Heather Lindsey
Invesco
11 Greenway Plaza, 2nd Floor
Houston, TX 77046

Re:  Agreements with General American Life Insurance Company

Dear Ms. Lindsey:

Please be advised that, subject to regulatory approvals, MetLife, Inc., the parent company of General American Life Insurance Company ("GALIC"), intends to cause the merger of GALIC into Metropolitan Tower Life Insurance Company ("Met Tower"), with Met Tower being the surviving company. The merger currently is scheduled to occur on Friday, April 27, 2018.

As a result of the merger, Met Tower will assume ownership of the GALIC separate accounts by operation of law. Please be advised that some of your funds are available as underlying investment options in the impacted separate accounts. After the merger, Met Tower will continue to administer the variable products currently administered by GALIC. There will be no other contractual changes to the variable products, other than the change in the issuing insurance company. In addition, MetLife Investors Distribution Company will continue as the principal underwriter and general distributor of the variable products. Met Tower wishes to continue to offer your funds as available underlying investment options for the impacted separate accounts upon consummation of the merger.

Based on our review of the Participation Agreement dated October 12, 1999, by and among GALIC, AIM Variable Insurance Funds, Inc., and AIM Distributors, Inc. (et al.), Administrative Services Agreement dated October 1, 2016, between GALIC and Invesco Advisers, Inc., and Financial Support Agreement dated
October 1, 2015, between GALIC and Invesco Distributors, Inc. (collectively, the "Agreements"), we are requesting your firm's affirmative consent to assign the Agreements from GALIC to Met Tower upon consummation of the merger.

Effective April 30, 2018, all wires, checks or other correspondence should reference Metropolitan Tower Life Insurance Company and any references to General American Life Insurance Company should be removed. Please note there is no change to the bank accounts, wire instructions or addresses when submitting payments.

We have attached a copy of the press release issued on January 16, 2017 announcing the planned merger, which may help you with any questions you may have. Should you have any additional questions, please feel free to contact me via email at bpkane@metlife.com or via telephone at (617) 578-4205.
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Sincerely,

/s/ Brian P. Kane
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Brian P. Kane
Assistant Vice President - Fund Management

cc: Landon Cullison - Account Executive

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ACKNOWLEDGED AND AGREED:

INVESCO DISTRIBUTORS, INC.

By:           /s/ Christy Sylvester
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Print Name:   Christy Sylvester
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Title:        Vice President
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Date Signed:  3/20/2018
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INVESCO ADVISERS, INC.

By:           /s/ Melissa Rogers
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Print Name:   Melissa Rogers
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Title:        Vice President
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Date Signed:  3/20/2018
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AIM VARIABLE INSURANCE FUNDS
(INVESCO VARIABLE INSURANCE FUNDS)

By:           /s/ John M. Zerr
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Print Name:   John M. Zerr
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Title:        Senior Vice President
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Date Signed:  3-22-18
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